                                Exhibit (2)
        Agreement and Plan of Merger, Dated as of December 14, 1996,
            Among The Boeing Company, West Acquisition Corp., and
                         McDonnell Douglas Corporation.

==============================================================================

                          AGREEMENT AND PLAN OF MERGER

                                      among

                               THE BOEING COMPANY

                             WEST ACQUISITION CORP.

                                       and

                          MCDONNELL DOUGLAS CORPORATION


                          Dated as of December 14, 1996

==============================================================================






                                TABLE OF CONTENTS

                          AGREEMENT AND PLAN OF MERGER

                                                                       page
                                                                       ----
                                    ARTICLE I

                                   The Merger


        1.1.    The Merger . . . . . . . . . . . . . . . . . .           2
        1.2.    Closing  . . . . . . . . . . . . . . . . . . .           2
        1.3.    Effective Time . . . . . . . . . . . . . . . .           2
        1.4.    Effects of the Merger  . . . . . . . . . . . .           2
        1.5.    Charter and By-laws  . . . . . . . . . . . . .           2
        1.6.    Directors  . . . . . . . . . . . . . . . . . .           3


                                   ARTICLE II
                           EFFECT OF THE MERGER ON THE
                       STOCK OF THE CONSTITUENT COMPANIES;
                            EXCHANGE OF CERTIFICATES


        2.1.    Effect on Stock  . . . . . . . . . . . . . . .           3
        2.2.    Exchange of Certificates . . . . . . . . . . .           4




                                   ARTICLE III
                           STOCKHOLDER APPROVAL; BOARD
                             OF DIRECTORS OF Boeing



        3.1.    Stockholder Approval . . . . . . . . . . . . .           9
        3.2.    Board of Directors of Boeing . . . . . . . . .          10
        3.3.    Officers of Boeing . . . . . . . . . . . . . .          10

                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF MDC

        4.1.    Organization, Qualification, Etc.  . . . . . .          11
        4.2.    Stock  . . . . . . . . . . . . . . . . . . . .          12
        4.3.    Corporate Authority Relative to this
                 Agreement; No Violation . . . . . . . . . . .          12
        4.4.    Reports and Financial Statements . . . . . . .          14
        4.5.    No Undisclosed Liabilities . . . . . . . . . .          15
        4.6.    No Violation of Law  . . . . . . . . . . . . .          15
        4.7.    Environmental Laws and Regulations . . . . . .          15
        4.8.    No Undisclosed Employee Benefit Plan
                 Liabilities or Severance Arrangements . . . .          16
        4.9.    Absence of Certain Changes or Events . . . . .          16
        4.10.   Investigations; Litigation . . . . . . . . . .          16
        4.11.   Joint Proxy Statement; Registration Statement;
                 Other information . . . . . . . . . . . . . .          17
        4.12.   MDC Rights Plan  . . . . . . . . . . . . . . .          17
        4.13.   Lack of Ownership of Boeing Common Stock . . .          18
        4.14.   Tax Matters  . . . . . . . . . . . . . . . . .          18
        4.15.   Opinion of Financial Advisor . . . . . . . . .          20
        4.16.   Required Vote of MDC Stockholders  . . . . . .          20
        4.17.   Pooling of Interests . . . . . . . . . . . . .          20


                                    ARTICLE V

              REPRESENTATIONS AND WARRANTIES OF Boeing and SUB

        5.1.    Organization, Qualification, Etc.  . . . . . .          21
        5.2.    Capital Stock  . . . . . . . . . . . . . . . .          21
        5.3.    Corporate Authority Relative to this
                 Agreement; No Violation   . . . . . . . . . .          22
        5.4.    Reports and Financial Statements . . . . . . .          23
        5.5.    No Undisclosed Liabilities . . . . . . . . . .          24
        5.6.    No Violation of Law  . . . . . . . . . . . . .          25
        5.7.    Environmental Laws and Regulations . . . . . .          25
        5.8.    No Undisclosed Employee Benefit Plan
                 Liabilities or Severance Arrangements . . . .          25
        5.9.    Absence of Certain Changes or Events . . . . .          26
        5.10.   Investigation; Litigation  . . . . . . . . . .          26
        5.11.   Joint Proxy Statement; Registration
                 Statement; Other Information  . . . . . . . .          26
        5.12.   Lack of Ownership of MDC Common Stock  . . . .          27
        5.13.   Boeing Rights Plan . . . . . . . . . . . . . .          27

        5.14.   Tax Matters  . . . . . . . . . . . . . . . . .          27
        5.15.   Opinion of Financial Advisor . . . . . . . . .          28
        5.16.   Required Vote of Boeing Stockholders . . . . .          28
        5.17.   Pooling of Interests . . . . . . . . . . . . .          29


                                   ARTICLE VI

                            COVENANTS AND AGREEMENTS

        6.1.    Conduct of Business by MDC or Boeing . . . . .          29
        6.2.    Investigation  . . . . . . . . . . . . . . . .          34
        6.3.    Cooperation  . . . . . . . . . . . . . . . . .          35
        6.4.    Affiliate Agreements . . . . . . . . . . . . .          36
        6.5.    Employee Stock Options; Incentive and
                 Benefit Plans . . . . . . . . . . . . . . . .          37
        6.6.    Filings; Other Action  . . . . . . . . . . . .          38
        6.7.    Further Assurances . . . . . . . . . . . . . .          39
        6.8.    Takeover Statute . . . . . . . . . . . . . . .          39
        6.9.    No Solicitation  . . . . . . . . . . . . . . .          40
        6.10.   Public Announcements . . . . . . . . . . . . .          41
        6.11.   Indemnification and Insurance  . . . . . . . .          41
        6.12.   Accountants' "Comfort" Letters . . . . . . . .          41
        6.13.   Additional Reports . . . . . . . . . . . . . .          42
        6.14.   Co-Ordination of Dividends . . . . . . . . . .          42


                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

        7.1.    Conditions to Each Party's Obligation
                 to Effect the Merger  . . . . . . . . . . . .          42
        7.2.    Conditions to Obligations of MDC
                 to Effect in the Merger . . . . . . . . . . .          44
        7.3.    Conditions to Obligations of Boeing
                 to Effect the Merger  . . . . . . . . . . . .          45

                                  ARTICLE VIII

                 TERMINATION, WAIVER, AMENDMENT AND CLOSING

        8.1.    Termination of Abandonment . . . . . . . . . .          45
        8.2.    Termination Fee  . . . . . . . . . . . . . . .          47
        8.3.    Amendment or Supplement  . . . . . . . . . . .          48
        8.4.    Extension of Time, Waiver, Etc.  . . . . . . .          48




                                   ARTICLE IX

                                  MISCELLANEOUS

        9.1.    No Survival of Representations
                 and Warranties  . . . . . . . . . . . . . . .          49
        9.2.    Expenses . . . . . . . . . . . . . . . . . . .          49
        9.3.    Counterparts; Effectiveness  . . . . . . . . .          49
        9.4.    Governing Law  . . . . . . . . . . . . . . . .          49
        9.5.    Notices  . . . . . . . . . . . . . . . . . . .          50
        9.6.    Assignment; Binding Effect . . . . . . . . . .          50
        9.7.    Severability . . . . . . . . . . . . . . . . .          51
        9.8.    Enforcement of Agreement . . . . . . . . . . .          51
        9.9.    Miscellaneous  . . . . . . . . . . . . . . . .          51
        9.10.   Headings . . . . . . . . . . . . . . . . . . .          51
        9.11.   Subsidiaries; Significant
                 Subsidiaries; Affiliates  . . . . . . . . . .          52
        9.12.   Finders or Brokers . . . . . . . . . . . . . .          52

                THIS AGREEMENT AND PLAN OF MERGER, dated as of December 14, 1996 (this "Agreement"), is among THE BOEING COMPANY ("Boeing"), WEST ACQUISITION CORP. ("Sub") and MCDONNELL DOUGLAS CORPORATION ("MDC").

                WHEREAS, MDC is a corporation duly organized and existing under the laws of the State of Maryland, Boeing is a corporation duly organized and existing under the laws of the State of Delaware and Sub is a corporation duly organized and existing under the laws of the State of Maryland;

                WHEREAS, the respective Boards of Directors of Boeing, Sub and MDC have approved and have declared advisable the merger of Sub with and into MDC (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of MDC Common Stock (as defined in Section 4.2) not owned directly by MDC or Boeing will be converted into .65 of a share of Boeing Common Stock (as defined in Section 5.2), and have determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals;

                WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

                WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

                WHEREAS, for financial accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests transaction.


                NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                                                                 2
                                    ARTICLE I

                                   The Merger

                Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Maryland General Corporation Law (the "MGCL"), Sub shall be merged with and into MDC at the Effective Time (as defined in Section 1.3). Following the Effective Time, the separate corporate existence of Sub shall cease and MDC shall be the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the MGCL.

                Section 1.2. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII, unless another time or date is agreed to by the parties hereto. The Closing will be held at such location in the City of New York as is agreed to by the parties hereto.


                Section 1.3. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file articles of merger or other appropriate documents (in any such case, the "Articles of Merger") executed in accordance with the relevant provisions of the MGCL and shall make all other filings or recordings required under the MGCL. The Merger shall become effective at such time as the State Department of Assessments and Taxation of Maryland accepts the Articles of Merger for record, or at such subsequent date or time as Boeing and MDC shall agree and specify in the Articles of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

                Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in Section 3-114 of the MGCL.

                Section 1.5. Charter and By-laws. A. The charter of MDC, as in effect immediately prior to the execution of this Agreement, shall be the charter of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                B. The by-laws of MDC, as in effect immediately prior to the execution of this Agreement, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                Section 1.6. Directors. The directors of Sub at the Effective Time shall be the directors of the Surviving Corporation until the next annual meeting of stockholders of the Surviving Corporation (or their earlier resignation or removal) and until their respective successors are duly elected and qualified, as the case may be.


                                   ARTICLE II

                  Effect of the Merger on the Stock of the
             Constituent Corporations; Exchange of Certificates

                Section 2.1. Effect on Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, MDC or the holders of any securities of MDC or Sub:

                (a) Cancelation of MDC-Owned Stock and Boeing-Owned Stock. Each share of MDC Common Stock that is owned directly by MDC or by Boeing shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                (b) Conversion of MDC Common Stock. Subject to Section 2.2(e), each issued and outstanding share of MDC Common Stock (other than shares to be canceled in accordance with Section 2.1(a)) shall be converted into .65 of a fully paid and nonassessable share of Boeing Common Stock, together with the associated Boeing Right (as defined in Section 5.2; unless the context otherwise requires, all references herein to Boeing Common Stock include the associated Boeing Rights) (the "Merger Consideration"). As of the Effective Time, all such shares of MDC Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of MDC Common Stock (the "Certificates") shall cease to have any rights with respect thereto, except theright to receive (i) certificates representing the number of whole shares of Boeing Common Stock into which such shares have been converted ("Boeing Certificates"), (ii) certain dividends and other distributions in accordance with Section 2.2(c) and (iii) cash in lieu of fractional shares of Boeing Common Stock in accordance with Section 2.2(e), without interest.

                (c) Conversion of Common Stock of Sub. Each issued and outstanding share of common stock, par value $1.00 per share, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

                Section 2.2.  Exchange of Certificates.
                (a) Exchange Agent. As of the Effective Time, Boeing shall enter into an agreement with such bank or trust company as may be designated by Boeing and as shall be reasonably satisfactory to MDC (the "Exchange Agent"), which shall provide that Boeing shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of MDC Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, Boeing Certificates representing the number of whole shares of Boeing Common Stock (such shares of Boeing Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, any Excess Shares (as defined in Section 2.2(e)) and any cash (including cash proceeds from the sale of the Excess Shares) payable in lieu of any fractional shares of Boeing Common Stock being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of MDC Common Stock.

                (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate whose shares were converted into the Merger Consideration, pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Boeing and MDC may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancelation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a Boeing Certificate representing that number of whole shares of Boeing Common Stock

                                                                           5
which such holder has the right to receive  pursuant to the  provisions  of this
Article II, certain dividends or other distributions in accordance with Section 2.2(c) and cash in lieu of any fractional share in accordance with Section 2.2(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of MDC Common Stock which is not registered in the transfer records of MDC, a Boeing Certificate representing the proper number of shares of Boeing Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other nonincome taxes required by reason of the issuance of shares of Boeing Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Boeing that such tax has been paid or is not applicable. Until surrendered as contemplated by thisSection 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender Boeing Certificates representing the number of whole shares of Boeing Common Stock into which the shares of MDC Common Stock formerly represented by such Certificate have been converted, certain dividends or other distributions in accordance with Section 2.2(c) and cash in lieu of any fractional share in accordance with Section 2.2(e). No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

                (c)  Distributions  with  Respect  to  Unexchanged   Shares.  No
dividends or other distributions with respect to Boeing Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Boeing Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), and all such dividends, other distributions and cash in lieu of fractional shares of Boeing Common Stock shall be paid by Boeing to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the Boeing Certificate representing whole shares of Boeing Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Boeing Common Stock and the amount of any cash payable in lieu of a fractional share of Boeing Common Stock to which such holder is entitled pursuant to Section 2.2(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Boeing Common Stock. Boeing shall make available to the Exchange Agent cash for these purposes.

                (d) No Further Ownership Rights in MDC Common Stock. All shares of Boeing Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of MDC Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been authorized or made by MDC on such shares of MDC Common Stock which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of MDC Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

                (e) No Fractional Shares. (i) No Boeing Certificates or scrip representing fractional shares of Boeing Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Boeing shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Boeing.

                (ii) As promptly as practicable following the Effective Time, the Exchange Agent will determine the excess of (A) the number of whole shares of Boeing Common Stock delivered to the Exchange Agent by Boeing pursuant to
Section  2.2(a) over (B) the  aggregate  number of whole shares

                                                                      7
of Boeing Common Stock to be distributed to holders of MDC Common Stock pursuant to Section 2.2(b) (such excess being herein called the "Excess Shares"). Following the Effective Time, the Exchange Agent will, on behalf of former stockholders of MDC, sell the Excess Shares at then-prevailing prices on the New York Stock Exchange, Inc. (the "NYSE"), all in the manner provided in Section 2.2(e)(iii).

                (iii) The sale of the Excess Shares by the Exchange Agent will be executed on the NYSE through one or more member firms of the NYSE and will be executed in round lots to the extent practicable. The Exchange Agent will use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of MDC Common Stock, the Exchange Agent will hold such proceeds in trust for the holders of MDC Common Stock (the
"Common Shares Trust"). The Surviving Corporation will pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent will determine the portion of the Common Shares Trust to which each holder of MDC Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common
Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of MDC Common Stock is entitled (after taking into account all shares of MDC Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of MDC Common Stock are entitled.

                (iv)  Notwithstanding  the provisions of Section  2.2(e)(ii) and
(iii), the Surviving Corporation may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments hereinabove contemplated, to pay each holder of MDC Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of MDC Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the closing price for a share of Boeing Common Stock as reported on the NYSE Composite Transaction Tape (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) on the Closing Date, and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references will be deemed to mean and refer to the payments calculated as set forth in this Section 2.2(e)(iv).

                (v) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of MDC Common Stock with respect to any fractional share interests, the Exchange Agent will make available such amounts to such holders of MDC Common Stock subject to and in accordance with the terms of Section 2.2(c).

                (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Boeing, upon demand, and any holders of the Certificates who have not theretofore complied with this
Article II shall thereafter look only to Boeing for payment of their claim for Merger Consideration or shares, any cash in lieu of fractional shares of Boeing Common Stock and any dividends or distributions with respect to Boeing Common Stock.

                (g) No Liability. None of Boeing, MDC, Sub or the Exchange Agent shall be liable to any person in respect of any shares of Boeing Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any cash payable to the holder of such Certificate pursuant to this Article II or any dividends or distributions payable to the holder of such Certificate would otherwise escheat to or become the property of any governmental body or authority) any such Merger Consideration or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Boeing, on a daily basis.

Any interest and other income resulting from such investments shall be paid to Boeing.

                (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and, if applicable, any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Boeing Common Stock deliverable in respect thereof, pursuant to this Agreement.


                                   ARTICLE III

                           Stockholder Approval; Board
                             of Directors of Boeing

                Section 3.1. Stockholder Approval. Subject to the terms and conditions contained herein, (i) this Agreement shall be submitted for approval to the holders of shares of MDC Common Stock at a meeting to be duly held for this purpose by MDC (the "MDC Meeting"), and (ii) the issuance of Boeing Common Stock in connection with the Merger (the "Share Issuance"), shall be submitted for approval to the holders of shares of Boeing Common Stock at a meeting to be duly held for this purpose by Boeing (the "Boeing Meeting"). MDC and Boeing shall coordinate and cooperate with respect to the timing of such meetings and shall endeavor to hold such meetings on the same day and as soon as practicable after the date hereof. MDC and Boeing shall recommend that their respective stockholders approve such matters and such recommendation shall be contained in the Joint Proxy Statement (as defined in Section 4.11), except, in the case of MDC, to the extent that the Board of Directors of MDC shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger and terminated this Agreement in accordance with Section 8.1(e). Nothing contained in the preceding sentence shall prohibit MDC from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act(as defined in Section 4.3) or from making any disclosure to MDC or MDC's stockholders if, in the good faith judgment of the Board of Directors of MDC, after consultation with outside counsel, failure so to disclose would be inconsistent with its duties to MDC or MDC's stockholders under applicable law; provided, however, neither MDC nor its Board of Directors nor any committee thereof shall, except as permitted by the preceding sentence, withdraw or modify, or propose publicly to its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal (as defined in Section 6.9).
                Section 3.2. Board of Directors of Boeing. The Board of Directors of Boeing shall take all action necessary immediately following the Effective Time to fix the number of directors constituting the Board of Directors at between 12 and 15 members. The Board of Directors of MDC shall select from among the current members of the Board of Directors of MDC such number (rounded up to the next whole number) of individuals acceptable to Boeing for nomination as directors of Boeing as shall constitute one-third of the total number of members of the Board of Directors of Boeing immediately following the Effective Time. If an individual so selected consents to serve as a director, such individual shall be elected as a director of Boeing (and shall be assigned to such class of directors such that, after giving effect to the election of all the directors of MDC to be elected to the Board of Directors of Boeing pursuant to the preceding sentence and the assignment of each such director to a class, the directors of MDC elected to the Board of Directors of Boeing shall be allocated as equally as practicable among the different classes of the Board of Directors of Boeing), effective as of the Effective Time, for a term expiring at Boeing's next annual meeting of stockholders following the Effective Time at which the term of the class to which such director belongs expires, subject to being renominated as a director at the discretion of Boeing's Board of Directors.

                Section 3.3. Officers of Boeing. Immediately following the Effective Time, Philip Condit shall be the Chairman of the Board and the Chief Executive Officer and Harry Stonecipher shall be the President and the Chief Operating Officer of Boeing.

                                                                      11
                                     ARTICLE IV

                      Representations and Warranties of MDC

                MDC represents and warrants to Boeing and Sub that:

                Section 4.1. Organization, Qualification, Etc. MDC is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined) on MDC. As used in this Agreement, any reference to any state of facts, event, change or effect having a "Material Adverse Effect" on or with respect to MDC or Boeing, as the case may be, means such state of facts, event, change or effect that has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of MDC and its Subsidiaries (as defined in Section 9.11), taken as a whole, or Boeing and its Subsidiaries, taken as a whole, as the case may be. The copies of MDC's charter and by-laws which have been delivered to Boeing are complete and correct and in full force and effect on the date hereof. Each of MDC's Significant Subsidiaries (as defined in Section 9.11) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on MDC. All the outstanding shares of capital stock of, or other ownership interests in, MDC's Significant Subsidiaries are validly issued, fully paid and non-assessable and are owned by MDC, directly or indirectly, free and clear of all liens, claims, charges or encumbrances, except for restrictions contained in credit agreements and similar instruments to which MDC is a party under which no event of default has occurred or arisen. There are no existing options, rights of first refusal, preemptive rights, calls or commitments of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Significant Subsidiary of MDC (other than rights of first refusal, preemptive rights or similar rights held by MDC with respect to certain of such Subsidiaries).

                Section 4.2. Stock. The authorized stock of MDC consists of 400,000,000 shares of common stock, par value $1.00 per share ("MDC Common Stock"), and 10,000,000 shares of preferred stock, par value $1.00 per share ("MDC Preferred Stock"), of which 1,000,000 shares have been designated as Series A Junior Participating Preferred Stock ("MDC Series A Preferred Stock"). As of December 6, 1996, 209,731,625 shares of MDC Common Stock and no shares of MDC Preferred Stock were issued and outstanding. All the outstanding shares of MDC Common Stock have been validly issued and are fully paid and non-assessable. As of December 6, 1996, there were no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating MDC to issue any shares of its stock other than:

                (a) rights to acquire shares of MDC Series A Preferred Stock pursuant to the Rights Agreement, amended and restated as of May 31, 1996, between MDC and First Chicago Trust Company of New York (the "MDC Rights Plan"); and

                (b) options and other rights to receive or acquire 1,050,479 shares of MDC Common Stock granted on or prior to December 6, 1996, pursuant to employee incentive or benefit plans, programs and arrangements and non-employee director plans.

                Except for the issuance of shares of MDC Common Stock pursuant to the options and other rights referred to in clause 4.2(b) and except as provided for in clause 6.1(a)(ix), since December 6, 1996, no shares of MDC Common Stock or MDC Preferred Stock have been issued.

                Section 4.3. Corporate Authority Relative to this Agreement; No Violation. MDC has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of MDC and, except for the approval of its stockholders, no other corporate proceedings on the part of MDC are necessary to authorize this Agreement and the transactions contemplated hereby. The Board of Directors of MDC has determined that the transactions contemplated by this Agreement are in the best interest of MDC and its stockholders and to recommend to such stockholders that they vote in favor thereof. This Agreement has been duly and validly executed and delivered by MDC and, assuming this Agreement constitutes a valid and binding Agreement of the other parties hereto, this Agreement constitutes a valid and binding agreement of MDC, enforceable against MDC in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). MDC is not subject to or obligated under any charter, bylaw or contract provision or any licenses, franchise or permit, or subject to any order or decree, which would be breached or violated by its executing or, subject to the approval of its stockholders, carrying out this Agreement, except as otherwise previously disclosed in writing to Boeing and for any breaches or violations which would not, individually or in the aggregate, have a Material Adverse Effect on MDC. Other than in connection with or in compliance with the provisions of the MGCL, the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), Section 4043 of ERISA (as defined in Section 4.8), the Communications Act of 1934, as amended (the "Communications Act"), any non-United States competition, antitrust and investment laws and the securities or blue sky laws of the various states and other than any necessary approvals of the United States government or any agencies, departments or instrumentalities thereof
(collectively, the "MDC Required Approvals"), no authorization, consent or approval of, or filing with, any governmental body or authority is necessary for the consummation by MDC of the transactions contemplated by this Agreement, except for such authorizations,consents, approvals or filings, the failure to obtain or make which would not, individually or in the aggregate, have a Material Adverse Effect on MDC or substantially impair or delay the consummation of the transactions contemplated hereby; provided that MDC makes no representation with respect to such of the foregoing as are required by reason of the regulatory status of Boeing or any of its Subsidiaries or facts specifically pertaining to any of them.

                Section 4.4. Reports and Financial Statements. MDC has previously furnished to Boeing true and complete copies of:

                (a) MDC's Annual Reports on Form 10-K filed with the Securities and Exchange Commission (the "SEC") for each of the years ended December 31, 1993 through 1995;

                (b) MDC's Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended March 31, June 30 and September 30, 1996;

                (c) each definitive proxy statement filed by MDC with the SEC since December 31, 1993;

                (d) each final prospectus filed by MDC with the SEC since December 31, 1993, except any final prospectus on Form S-8; and

                (e) all Current Reports on Form 8-K filed by MDC with the SEC since December 31, 1995.

                Except as previously disclosed in writing to Boeing, as of their respective dates, such reports, proxy statements and prospectuses (collectively, the "MDC SEC Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the MDC SEC Reports (including any related notes and schedules) fairly present the financial position of MDC and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and generally accepted accounting principles in the United States ("GAAP") consistently applied during the periods involved (except as otherwise disclosed in the notes thereto). Since December 31, 1993, MDC has timely filed all material reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC. Notwithstanding anything to the contrary contained in this Section 4.4, no representation or warranty is made with respect to matters relating to the consent decree dated June 24, 1996, between MDC and the SEC, the complaint referred to therein and the matters at issue or referred to in such complaint.

                Section 4.5. No Undisclosed Liabilities. Neither MDC nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except (a) liabilities or obligations reflected in any of the MDC SEC Reports and (b) liabilities or obligations which would not, individually or in the aggregate, have a Material Adverse Effect on MDC.Section 4.6. No Violation of Law. The businesses of MDC and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental body or authority (provided that no representation or warranty is made in this Section 4.6 with respect to Environmental Laws (as hereinafter defined)) except (a) as described in any of the MDC SEC Reports and (b) for violations or possible violations which would not, individually or in the aggregate, have a Material Adverse Effect on MDC.

                Section 4.7. Environmental Laws and Regulations. Except as described in any of the MDC SEC Reports, (a) MDC and each of its Subsidiaries is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance which would not, individually or in the aggregate, have a Material Adverse Effect on MDC, which compliance includes, but is not limited to, the possession by MDC and its Subsidiaries of material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (b) neither MDC nor any of its Subsidiaries has received written notice of, or, to the knowledge of MDC, is the subject of, any actions, causes of action, claims, investigations, demands or notices by any Person alleging liability under or non-compliance with any

Environmental Law ("Environmental Claims") which would, individually or in the aggregate, have a Material Adverse Effect on MDC; and (c) to the knowledge of MDC, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

                Section 4.8. No Undisclosed Employee Benefit Plan Liabilities or Severance Arrangements. Except as described in any of the MDC SEC Reports, all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by MDC or its Subsidiaries are in compliance with all applicable provisions of ERISA and the Code, and MDC and its Subsidiaries do not have any liabilities or obligations with respect to any such employee benefit plans, whether or not accrued, contingent or otherwise, except (a) as described in any of the MDC SEC Reports or previously disclosed in writing to Boeing and (b) for instances of non-compliance or liabilities or obligations that would not, individually or in the aggregate, have a Material Adverse Effect on MDC. Except with respect to (i) awards granted under the MDC 1994 Performance and Equity Incentive Plan, (ii) the termination benefit agreements (substantially in the form previously provided to Boeing) which are in effect on the date hereof or which may be entered into hereafter in accordance with the approval of the MDC Board prior to the date hereof (the "Termination Benefit Agreements") and (iii) the Stonecipher Agreement (as defined in Section 4.14), no employee of MDC will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any employee incentive or benefit plan, program or arrangement as a result of the transactions contemplated by this Agreement.

                Section 4.9. Absence of Certain Changes or Events. Other than as disclosed in the MDC SEC Reports or previously disclosed in writing to Boeing, since December 31, 1995 the businesses of MDC and its Subsidiaries have been conducted in all material respects in the ordinary course and there has not been any event, occurrence, development or state of circumstances or facts that has had, or would have, a Material Adverse Effect on MDC.

                Section 4.10. Investigations; Litigation. Except as described in any of the MDC SEC Reports or previously disclosed in writing to Boeing:

                (a) no investigation or review by any governmental body or authority with respect to MDC or any of its Subsidiaries which would, individually or in the aggregate, have a Material Adverse Effect on MDC is pending nor has any governmental body or authority notified MDC of an intention to conduct the same; and

                (b) there are no actions, suits or proceedings pending (or, to MDC's knowledge, threatened) against or affecting MDC or its Subsidiaries, or any of their respective properties at law or in equity, or before any federal, state, local or foreign governmental body or authority, which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on MDC.

                Section 4.11. Joint Proxy Statement; Registration Statement; Other Information. None of the information with respect to MDC or its Subsidiaries to be included in the Joint Proxy Statement or the Registration Statement (as defined in Section 6.3(a)) will, in the case of the Joint Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Joint Proxy Statement or any amendments or supplements thereto, and at the time of the MDC Meeting and the Boeing Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by MDC with respect to information supplied in writing by Boeing or any affiliate of Boeing specifically for inclusion in the Joint Proxy Statement. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. The letters to stockholders, notices of meeting, joint proxy statement and forms of proxies to be distributed to stockholders in connection with the Merger, the Share Issuance and any schedules required to be filed with the SEC in connection therewith are collectively referred to herein as the "Joint Proxy Statement".

                Section 4.12. MDC Rights Plan. The Board of Directors of MDC has approved in writing the acquisition by Boeing of beneficial ownership of voting securities of MDC and, accordingly, the execution and delivery of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby, will not cause (i) Boeing to constitute an "Acquiring Person" (as such term is defined in the MDC Rights Plan), (ii) a "Distribution Date" (as such term is defined in the MDC Rights Plan) to occur or (iii) the rights issued pursuant to the MDC Rights Plan to become exercisable. MDC shall cause the MDC Rights Plan to be amended such that the "Final Expiration Date" (as defined in the MDC Rights Plan) shall occur immediately prior to the Effective Time.

                Section 4.13. Lack of Ownership of Boeing Common Stock. Neither MDC nor any of its Subsidiaries owns any shares of Boeing Common Stock or other securities convertible into shares of Boeing Common Stock (exclusive of any shares owned by MDC's employee benefit plans).

                Section 4.14. Tax Matters. (a) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of MDC, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which MDC or any of its Subsidiaries is (i) a member (a "Current MDC Group") or
(ii) has been a member within six years prior to the date hereof but is not currently a member, but only insofar as any such Tax relates to a taxable period ending on a date within the last six years (a "Past MDC Group", together with Current MDC Groups, an "MDC Affiliated Group") have been timely filed, and all returns filed are complete and accurate except to the extent any failure to file or any inaccuracies in filed returns would not, individually or in the aggregate, have a Material Adverse Effect on MDC (it being understood that the representations made in this Section, to the extent that they relate to Past MDC Groups, are made to the knowledge of MDC). All Taxes due and owing by MDC, any Subsidiary of MDC or any MDC Affiliated Group have been paid, or adequately reserved for, except to the extent any failure to pay or reserve would not, individually or in the aggregate, have a Material Adverse Effect on MDC. There is no audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by MDC, any Subsidiary of MDC or any MDC Affiliated Group which would, individually or in the aggregate, have a Material Adverse Effect on MDC. All assessments for Taxes due and owing by MDC, any Subsidiary of MDC or any MDC Affiliated Group with respect to completed and settled examinations or concluded litigation have been paid. As soon as practicable after the public announcement of the Merger Agreement, MDC will provide Boeing with written schedules of (i) the taxable years of MDC for which the statutes of limitations with respect to federal income Taxes, have not expired, and (ii) with respect to federal income Taxes those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated. MDC and each of its Subsidiaries has complied in all material respects with all rules and regulations relating to the withholding of Taxes, except to the extent any such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on MDC.

                (b) Neither MDC nor any of its Subsidiaries knows of any fact or has taken any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                (c) Except with respect to awards granted under the MDC 1994 Performance and Equity Incentive Plan, the Termination Benefit Agreements and
the Employment Agreement dated September 24, 1994 between MDC and Harry Stonecipher, as amended (the "Stonecipher Agreement"), any amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of MDC or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employee benefit plan or other compensation arrangement currently in effect would not be characterized as an "excess parachute payment" or a "parachute payment" (as such terms are defined in Section 280G(b)(1) of the Code).

                For purposes of this Agreement: (i) "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added, and (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.
                Section 4.15. Opinion of Financial Advisor. The Board of Directors of MDC has received the opinion of J.P. Morgan Securities Inc., dated the date of this Agreement, to the effect that, as of such date, the exchange ratio is fair to MDC's stockholders from a financial point of view. A copy of the written opinion of J.P. Morgan Securities Inc. will be delivered to Boeing as soon as practicable after the date of this Agreement.

                Section 4.16. Required Vote of MDC Stockholders. The affirmative vote of the holders of two-thirds of the outstanding shares of MDC Common Stock is required to approve the Merger. No other vote of the stockholders of MDC is required by law, the charter or by-laws of MDC or otherwise in order for MDC to consummate the Merger and the transactions contemplated hereby.

                Section 4.17. Pooling of Interests. To the knowledge of MDC, neither it nor any of its Subsidiaries has taken any action or failed to take any action which action or failure (without giving effect to any actions or failures to act by Boeing or any of its Subsidiaries) would prevent the treatment of the Merger as a pooling of interests for accounting purposes, except as previously disclosed in writing to Boeing.


                                    ARTICLE V

              Representations and Warranties of Boeing and Sub

                Boeing and Sub represent and warrant to MDC that:

                Section 5.1. Organization, Qualification, Etc. Each of Boeing and Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Boeing. The copies of Boeing's Restated Certificate of Incorporation and by-laws and Sub's articles of incorporation and by-laws which have been delivered to MDC are complete and correct and in full force and effect on the date hereof. Each of Boeing's Significant Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has the power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Boeing. All the outstanding shares of capital stock of, or other ownership interests in, Boeing's Significant Subsidiaries and Sub are validly issued, fully paid and non-assessable and are owned by Boeing, directly or indirectly, free and clear of all liens, claims, charges or encumbrances, except for restrictions contained in credit agreements and similar instruments to which Boeing is a party under which no event of default has occurred or arisen. There are no existing options, rights of first refusal, preemptive rights, calls or commitments of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Significant Subsidiary of Boeing or Sub (other than rights of first refusal, preemptive rights or similar rights held by Boeing with respect to certain of such Subsidiaries).

                Section 5.2. Capital Stock. Except as previously disclosed in writing to MDC, the authorized capital stock of Boeing consists of 600,000,000 shares of common stock, par value $5.00 per share ("Boeing Common Stock"), and 10,000,000 shares of preferred stock, par value $1.00 per share ("Boeing Preferred Stock"), of which 6,000,000 shares were designated as Series A Junior Participating Preferred Stock ("Boeing Series A Preferred Stock"). The shares of Boeing Common Stock to be issued in the Merger or upon the exercise of MDC stock options, warrants, conversion rights or other rights or vesting or payment of other MDC equity-based awards thereafter will, when issued, be validly issued fully paid and non-assessable. As of December 13, 1996, 349,384,515 shares of Boeing Common Stock and no shares of Boeing Preferred Stock were issued and outstanding, 9,194,044 shares of Boeing Common Stock were reserved for issuance in connection with the acquisition of the aerospace and defense businesses of Rockwell International Corporation (the "Rockwell A&D Acquisition") and 4,689 shares of Boeing Common Stock were held in Boeing's treasury. All the outstanding shares of Boeing Common Stock have been validly issued and are fully paid and non-assessable. Included in the number of shares of Boeing Common Stock that were issued and outstanding are 11,326,943 shares held in the Boeing ShareValue Trust, which shares are legally outstanding and entitled to receive dividends. As of November 30, 1996, there were no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating Boeing to issue any shares of its capital stock other than:

                (a) rights ("Boeing Rights") to acquire shares of Boeing Series A Preferred Stock pursuant to the Rights Agreement, dated as of July 27, 1987, between Boeing and The First National Bank of Boston (the "Boeing Rights Plan"); and

                (b) options and other rights to receive or acquire 14,004,086 shares of Boeing Common Stock granted on or prior to November 30, 1996, pursuant to employee incentive or benefit plans, programs and arrangements and non-employee director plans.

                Except for the issuance of shares of Boeing Common Stock pursuant to the options and other rights referred to in clause 5.2(b) and for the issuance of shares of Boeing Common Stock pursuant to the Rockwell A&D Acquisition and except as provided for in clause 6.1(b) (viii), since November 30, 1996, no shares of Boeing Common Stock or Boeing Preferred Stock have been issued.

                Section 5.3. Corporate Authority Relative to this Agreement; No Violation. Each of Boeing and Sub has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Boeing and Sub and, except for the approval of the stockholders of Boeing of the Share Issuance, no other corporate proceedings on the part of Boeing or Sub are necessary to authorize this Agreement and the transactions contemplated hereby. The Board of Directors of Boeing has determined that the transactions contemplated by this Agreement are in the best interest of Boeing and its stockholders and to recommend to such stockholders that they vote in favor thereof. This Agreement has been duly and validly executed and delivered by Boeing and Sub and, assuming this Agreement constitutes a valid and binding Agreement of the other parties hereto, this Agreement constitutes a valid and binding agreement of Boeing and Sub, enforceable against each of them in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Neither Boeing nor Sub is subject to or obligated under any charter, by-law or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated by its executing or, subject to the approval by the stockholders of Boeing of the Share Issuance, carrying out this Agreement, except for any breaches or violations which would not, individually or in the aggregate, have a Material Adverse Effect on Boeing. Other than in connection with or in compliance with the provisions of the MGCL, the Delaware General Corporation Law, the Securities Act, the Exchange Act, the HSR Act, Section 4043 of ERISA, the Communications Act, any non-United States competition, antitrust and investments laws and the securities or blue sky laws of the various states and other than any necessary approvals of the United States government or any agencies, departments or instrumentalities thereof (collectively, the "Boeing Required Approvals"), no authorization, consent or approval of, or filing with, any governmental body or authority is necessary for the consummation by Boeing of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, the failure to obtain or make which would not, individually or in the aggregate, have a Material Adverse Effect on Boeing or substantially impair or delay the consummation of the transactions contemplated hereby; provided that Boeing makes no representation with respect to such of the foregoing as are required by reason of the regulatory status of MDC or any of its Subsidiaries or facts specifically pertaining to any of them.

                Section 5.4. Reports and Financial Statements. Boeing has previously furnished to MDC true and complete copies of:

                (a) Boeing's Annual Reports on Form 10-K filed with the SEC for each of the years ended December 31, 1993 through 1995;

                (b) Boeing's Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended March 31, June 30 and September 30, 1996;

                (c) each definitive proxy statement filed by Boeing with the SEC since December 31, 1993;

                (d) each final prospectus filed by Boeing with the SEC since December 31, 1993, except any final prospectus on Form S-8; and

                (e) all Current Reports on Form 8-K filed by Boeing with the SEC since December 31, 1995.

                As of their respective dates, such reports, proxy statements and prospectuses (collectively, "Boeing SEC Reports") (i) complied as to form in all material respect with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Boeing SEC Reports (including any related notes and schedules) fairly present the financial position of Boeing and its consolidated Subsidiaries as of the dates thereof and the results of their operations and their cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto). Since December 31, 1993, Boeing has timely filed all material reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC.

                Section 5.5. No Undisclosed Liabilities. Neither Boeing nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except (a) liabilities or obligations reflected in any of the Boeing SEC Reports and (b) liabilities or obligations which would not, individually or in the aggregate, have a Material Adverse Effect on Boeing.

                Section 5.6. No Violation of Law. The businesses of Boeing and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental body or authority (provided that no representation or warranty is made in this Section 5.6 with respect to Environmental Laws) except (a) as described in any of the Boeing SEC Reports and
(b) for violations or possible violations which would not, individually or in the aggregate, have a Material Adverse Effect on Boeing.

                Section 5.7. Environmental Laws and Regulations. Except as described in any of the Boeing SEC Reports, (a) Boeing and each of its Subsidiaries is in material compliance with all applicable Environmental Laws, except for non-compliance which would not, individually or in the aggregate, have a Material Adverse Effect on Boeing, which compliance includes, but is not limited to, the possession by Boeing and its Subsidiaries of material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (b) neither Boeing nor any of its Subsidiaries has received written notice of, or, to the knowledge of Boeing, is the subject of, any Environmental Claims which would, individually or in the aggregate, have a Material Adverse Effect on Boeing; and (c) to the knowledge of Boeing, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

                Section 5.8. No Undisclosed Employee Benefit Plan Liabilities or Severance Arrangements. Except as described in any of the Boeing SEC Reports, all "employee benefit plans", as defined in Section 3(3) of ERISA, maintained or contributed to by Boeing or its Subsidiaries are in compliance with all applicable provisions of ERISA and the Code, and Boeing and its Subsidiaries do not have any liabilities or obligations with respect to any such employee benefit plans, whether or not accrued, contingent or otherwise, except (a) as described in any of the Boeing SEC Reports and (b) for instances of non-compliance or liabilities or obligations that would not, individually or in the aggregate, have a Material Adverse Effect on Boeing. No employee of Boeing will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any employee incentive or benefit plan, program or arrangement as a result of the transactions contemplated by this Agreement.

                Section 5.9. Absence of Certain Changes or Events. Other than as disclosed in the Boeing SEC Reports, since December 31, 1995 the businesses of Boeing and its Subsidiaries have been conducted in all material respects in the ordinary course and there has not been any event, occurrence, development or state of circumstances or facts that has had, or would have, a Material Adverse Effect on Boeing.

                Section 5.10. Investigations; Litigation. Except as described in any of the Boeing SEC Reports or previously disclosed in writing to MDC:

                (a) no investigation or review by any governmental body or authority with respect to Boeing or any of its Subsidiaries which would, individually or in the aggregate, have a Material Adverse Effect on Boeing is pending nor has any governmental body or authority notified Boeing of an intention to conduct the same; and

                (b) there are no actions, suits or proceedings pending (or, to Boeing's knowledge, threatened) against or affecting Boeing or its Subsidiaries, or any of their respective properties at law or in equity, or before any federal, state, local or foreign governmental body or authority which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Boeing.

                Section 5.11. Joint Proxy Statement; Registration Statement; Other Information. None of the information with respect to Boeing or its Subsidiaries to be included in the Joint Proxy Statement or the Registration Statement will, in the case of the Joint Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Joint Proxy Statement or any amendments or supplements thereto, and at the time of the MDC Meeting and the Boeing Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Boeing with respect to information supplied in writing by MDC or any affiliate of MDC specifically for inclusion in the Joint Proxy Statement. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

                Section 5.12. Lack of Ownership of MDC Common Stock. Neither Boeing nor any of its Subsidiaries owns any shares of MDC Common Stock or other securities convertible into shares of MDC Common Stock (exclusive of any shares owned by Boeing's employee benefit plans).

                Section 5.13. Boeing Rights Plan. Under the terms of the Boeing Rights Plan, the transactions contemplated by this Agreement will not cause a Distribution Date (as such term is defined in the Boeing Rights Plan) to occur or cause the rights issued pursuant to the Boeing Rights Plan to become exercisable.

                Section 5.14. Tax Matters. (a) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of Boeing, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which Boeing or any of its Subsidiaries is (i) a member (a "Current Boeing Group") or (ii) has been a member within six years prior to the date hereof but is not currently a member, but only insofar as any such Tax relates to a taxable period ending on a date within the last six years (a "Past Boeing Group", together with Current Boeing Groups, a "Boeing Affiliated Group") have been timely filed, and all returns filed are complete and accurate except to the extent any failure to file or any inaccuracies in filed returns would not, individually or in the aggregate, have a Material Adverse Effect on Boeing (it being understood that the representations made in this Section, to the extent that they relate to Past Boeing Groups, are made to the knowledge of Boeing). All Taxes due and owing by Boeing, any Subsidiary of Boeing or any Boeing Affiliated Group have been paid, or adequately reserved for, except to the extent any failure to pay or reserve would not, individually or in the aggregate, have a Material Adverse Effect on Boeing. There is no audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by Boeing, any Subsidiary of Boeing or any Boeing Affiliated Group which would, individually or in the aggregate, have a Material Adverse Effect on Boeing. All assessments for Taxes due and owing by Boeing, any Subsidiary of Boeing or any Boeing consolidated group with respect to completed and settled examinations or concluded litigation have been paid. As soon as practicable after the public announcement of the Merger Agreement, Boeing will provide MDC with written schedules of (i) the taxable years of Boeing for which the statutes of limitations with respect to federal income Taxes have not expired, and (ii) with respect to federal income Taxes, those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated. Boeing and each of its Subsidiaries has complied in all material respects with all rules and regulations relating to the withholding of Taxes, except to the extent any such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Boeing.

                (b) Neither Boeing nor any of its Subsidiaries knows of any fact or has taken any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                (c) Any amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Boeing or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employee benefit plan or other compensation arrangement currently in effect would not be characterized as an "excess parachute payment" or a "parachute payment" (as such terms are defined in Section 280G(b)(1) of the Code).

                Section 5.15. Opinion of Financial Advisor. The Board of Directors of Boeing has received the opinion of CS First Boston Corporation, dated the date of this Agreement to the effect that, as of such date, the exchange ratio is fair to Boeing from a financial point of view. A copy of the written opinion of CS First Boston Corporation will be delivered to MDC as soon as practicable after the date of this Agreement.

                                                                 29
                Section 5.16. Required Vote of Boeing Stockholders. The affirmative vote of the holders of a majority of the shares of Boeing Common Stock voted at the Boeing Meeting is required to approve the Share Issuance; provided that holders of a majority of the outstanding shares of Boeing Common Stock are present, in person or by proxy, at the Boeing Meeting and vote upon the Share Issuance. No other vote of the stockholders of Boeing is required by law, the charter or by-laws of Boeing or otherwise in order for Boeing to consummate the Merger and the transactions contemplated hereby.

                Section 5.17. Pooling of Interests. To the knowledge of Boeing, neither it nor any of its Subsidiaries has taken any action or failed to take any action which action or failure (without giving effect to any actions or failures to act by MDC or any of its Subsidiaries) would prevent the treatment of the Merger as a pooling of interests for accounting purposes.


                                   ARTICLE VI

                            Covenants and Agreements

                It is further agreed as follows:

                Section 6.1. Conduct of Business by MDC or Boeing. Prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (the "Termination Date"), and except as may be agreed to by the other parties hereto or as may be permitted pursuant to this
Agreement:

                (a) MDC:

                (i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their ordinary and usual course of business in substantially the same manner as heretofore conducted;

                (ii) shall use its reasonable best efforts, and cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact its business organizations and goodwill in all material respects, keep available the services of its officers and employees as a group, subject to changes in the ordinary course, and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with them;

                                                                 30
                (iii) shall confer at such times as Boeing may reasonably request with one or more representatives of Boeing to report material operational matters and the general status of ongoing operations (to the extent Boeing reasonably requires such information);

                (iv) shall notify Boeing of any emergency or other change in the normal course of its or its Subsidiaries' respective businesses or in the operation of its or its Subsidiaries' respective properties and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any governmental body or authority if such emergency, change, complaint, investigation or hearing would have a Material Adverse Effect on MDC;

                (v) shall not, and shall not (except in the ordinary course of business consistent with past practice) permit any of its Subsidiaries that is not wholly owned, to authorize or pay any dividends on or make any distribution with respect to its outstanding shares of stock other than regular quarterly dividends of $.12 per share on MDC Common Stock made in the ordinary course consistent with past practice;

                (vi) shall not, and shall not permit any of its Subsidiaries to, except (i) in the ordinary course of business consistent with past practice,
(ii) as otherwise provided in this Agreement, (iii) as previously disclosed in writing to Boeing or (iv) for the Termination Benefit Agreements, enter into or amend any employment, severance or similar agreements or arrangements with any of their respective directors or executive officers;

                (vii) shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger and any mergers, consolidations or business combinations with MDC's Subsidiaries entered into in the ordinary course of business consistent with past practice), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any release or relinquishment of any material contract rights not in the ordinary course of business;

                (viii) shall not propose or adopt any amendments to its corporate charter or by-laws;

                (ix) shall not, and shall not permit any of its Significant Subsidiaries to, issue any shares of their capital stock, except upon exercise of rights or options issued pursuant to existing employee incentive or benefit plans, programs or arrangements and non-employee director plans (including, without limitation, shares issued in connection with stock grants or awards or the exercise of rights or options granted in the ordinary course of business consistent with past practice pursuant to such plans, programs or arrangements) or effect any stock split not previously announced or otherwise change its capitalization as it existed on December 6, 1996, except as contemplated herein and except for the contemplated issuance or sale of shares of MDC Common Stock previously agreed to in writing by Boeing);

                (x) shall not, and shall not permit any of its Subsidiaries to, grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any shares of its capital stock, except pursuant to employee incentive or benefit plans, programs or arrangements and non-employee director plans in existence on the date hereof in the ordinary course of business and consistent with past practice (including, but not limited to, certain grants of Performance Accelerated Restricted Stock under the MDC 1994 Performance and Equity Incentive Plan) covering not in excess of 700,000 shares of MDC Common Stock;

                (xi) shall not, and shall not permit any of its Subsidiaries to, except in the ordinary course of business in connection with employee incentive and benefit plans, programs or arrangements in existence on the date hereof, purchase or redeem any shares of its stock;

                (xii)  shall not,  and shall not permit any of its  Subsidiaries to, take any actions which would, or would be reasonably likely to, prevent Boeing from accounting for the Merger in accordance with the pooling of interests method of accounting under the requirements of Opinion No. 16 "Business Combinations" of the Accounting Principles Board of the American Institute of Certified Public Accountants, as amended by applicable pronouncements by the Financial Accounting Standards Board ("APB No. 16");

                (xiii) shall not, and shall not permit any of its Subsidiaries to, except as contemplated by this Section 6.1 or Section 6.5 or except as previously disclosed in writing to Boeing, amend in any significant respect the terms of their respective employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements in existence on the date hereof, or adopt any new employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements;

                (xiv) shall not, and shall not permit any of its Subsidiaries to, enter into any material loan agreement, other than in the ordinary course of business consistent with past practice and other than any loan or lease arrangement relating to the sale or lease of commercial aircraft or commercial equipment;

                (xv) shall not, and shall not permit any of its Subsidiaries to make any material Tax election or settle or compromise any material Tax liability, other than in connection with currently pending proceedings or other than in the ordinary course of business; and

                (xvi) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions or take any action which would make any representation or warranty in Article IV hereof untrue or incorrect.

                (b) Boeing:

                (i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their ordinary and usual course of business in substantially the same manner as heretofore conducted;

                (ii) shall use its reasonable best efforts, and cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact its business organizations and goodwill in all material respects, keep available the services of its officers and employees as a group, subject to changes in the ordinary course, and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with them;

                (iii) shall confer at such times as MDC may reasonably request with one or more representatives of MDC to report material operational matters and the general status of ongoing operations (to the extent MDC reasonably requires such information);

                (iv) shall notify MDC of any emergency or other change in the normal course of its or its Subsidiaries' respective businesses or in the operation of its or its Subsidiaries' respective properties and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any governmental body or authority if such emergency, change, complaint, investigation or hearing would have a Material Adverse Effect on Boeing;

                (v) except as previously disclosed in writing to MDC, shall not, and shall not (except in the ordinary course of business consistent with past practice) permit any of its Subsidiaries that is not wholly owned, to declare or pay any dividends on or make any distribution with respect to their outstanding shares of capital stock other than regular quarterly dividends of $.28 per share on Boeing Common Stock made in the ordinary course consistent with past practice;

                (vi) shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger and any mergers, consolidations or business combinations with Boeing's Subsidiaries entered into in the ordinary course of business consistent with past practice), any acquisition of a material amount of assets or securities, or any release or relinquishment of any material contract rights not in the ordinary course of business;

                (vii) shall not propose or adopt any amendments to its corporate charter (except as previously disclosed in writing to MDC) or by-laws;

                (viii) shall not, and shall not permit any of its Significant Subsidiaries to, issue any shares of their capital stock, except upon exercise of rights or options issued pursuant to existing employee incentive or benefit plans, programs or arrangements and non-employee director plans (including, without limitation, shares issued in connection with stock grants or awards or the exercise of rights or options granted in the ordinary course of business consistent with past practice pursuant to such plans, programs or arrangements) or effect any stock split not previously announced or otherwise change its capitalization as it existed on November 30, 1996 (except as contemplated herein or as previously disclosed in writing to MDC);

                (ix) shall not, and shall not permit any of its Subsidiaries to, grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any shares of its capital stock, except pursuant to employee incentive or benefit plans, programs or arrangements and non-employee director plans in existence on the date hereof in the ordinary course of business and consistent with past practice covering not in excess of 5,000,000 shares of Boeing Common Stock;

                (x) shall not, and shall not permit any of its Subsidiaries to, take any actions which would, or would be reasonably likely to, prevent Boeing from accounting for the Merger in accordance with the pooling of interests method of accounting under the requirements of APB No. 16; and

                (xi) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions or take any action which would make any representation or warranty in Article V hereof untrue or incorrect.

                Section 6.2. Investigation. Each of MDC and Boeing shall afford to one another and to one another's officers, employees, accountants, counsel and other authorized representatives full and complete access during normal business hours, throughout the period prior to the earlier of the Effective Time or the date of termination of this Agreement, to its and its Subsidiaries' plants, properties, contracts, commitments, books, and records (including but not limited to tax returns) and any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities laws and shall use their reasonable best efforts to cause their respective representatives to furnish promptly to one another such additional financial and operating data and other information as to its and its Subsidiaries' respective businesses and properties as the other or its duly authorized representatives may from time to time reasonably request; provided, that nothing herein shall require either MDC or Boeing or any of their respective Subsidiaries to disclose any information to the other that would cause significant competitive harm to such disclosing party or its affiliates if the transactions contemplated by this Agreement are not consummated. The parties hereby agree that each of them will treat any such information in accordance with the Confidentiality Agreement, dated as of October 17, 1995, between MDC and Boeing (the "Confidentiality Agreement"). Notwithstanding any provision of this Agreement to the contrary, no party shall be obligated to make any disclosure in violation of applicable laws or regulations, including any such laws or regulations pertaining to the treatment of classified information.

                Section 6.3. Cooperation. (a) MDC and Boeing shall together, or pursuant to an allocation of responsibility to be agreed upon between them:

                (i) prepare and file with the SEC as soon as is reasonably practicable the Joint Proxy Statement (which, if requested by Boeing, may also relate to an amendment of the Restated Certificate of Incorporation of Boeing to increase its authorized capitalization) and a registration statement on Form S-4 under the Securities Act with respect to the Boeing Common Stock issuable in the Merger (the "Registration Statement"), and shall use their reasonable best efforts to have the Joint Proxy Statement cleared by the SEC under the Exchange Act and the Registration Statement declared effective by the SEC under the Securities Act;

                (ii) as soon as is reasonably practicable take all such action as may be required under state blue sky or securities laws in connection with the transactions contemplated by this Agreement;

                (iii) promptly prepare and file with the NYSE and such other stock exchanges as shall be agreed upon listing applications covering the shares of Boeing Common Stock issuable in the Merger or upon exercise of MDC stock options, warrants, conversion rights or other rights or vesting or payment of other MDC equity-based awards and use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Common Stock, subject only to official notice of issuance;

                (iv) cooperate with one another in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein; and

                (v) cooperate with one another in obtaining opinions of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to MDC, and Cravath, Swaine & Moore, counsel to Boeing, dated as of the Effective Time, to the effect that the Merger qualifies as a reorganization under the provisions of Section 368(a) of the Code. In connection therewith, each of MDC and Boeing shall deliver to Skadden, Arps, Slate, Meagher & Flom LLP and Cravath, Swaine & Moore representation letters substantially in the form attached hereto as Exhibits 7.1(g)(1) and 7.1(g)(2), respectively, and MDC shall use its reasonable best efforts to obtain the representation letter substantially in the form attached hereto as Exhibit 7.1(g)(3) from appropriate stockholders and shall deliver any such letters obtained to Skadden, Arps, Slate, Meagher & Flom LLP and Cravath, Swaine & Moore.

                (b) Subject to the limitations contained in Section 6.2, MDC and Boeing shall each furnish to one another and to one another's counsel all such information as may be required in order to effect the foregoing actions and each represents and warrants to the other that no information furnished by it in connection with such actions or otherwise in connection with the consummation of the transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make any information so furnished, in light of the circumstances under which it is so furnished, not misleading.

                Section 6.4. Affiliate Agreements. (a) MDC shall, prior to the Effective Time, deliver to Boeing a list (reasonably satisfactory to counsel for Boeing), setting forth the names and addresses of all persons who are, at the time of the MDC Meeting, in MDC's reasonable judgment, "affiliates" of MDC for purposes of Rule 145 under the Securities Act or under applicable SEC accounting releases with respect to pooling of interests accounting treatment. MDC shall furnish such information and documents as Boeing may reasonably request for the purpose of reviewing such list. MDC shall use its reasonable best efforts to cause each person who is identified as an "affiliate" in the list furnished pursuant to this Section 6.4 to execute a written agreement on or prior to the Effective Time, in substantially the form of Exhibit 6.4(a) hereto.

                (b) Boeing shall, prior to the Effective Time, deliver to MDC a list (reasonably satisfactory to counsel for MDC) setting forth the names and addresses of all persons who are, at the time of the Boeing Meeting, in Boeing's reasonable judgment, affiliates of Boeing under applicable SEC accounting releases with respect to pooling of interests accounting treatment. Boeing shall furnish such information and documents as MDC may reasonably request for the purpose of reviewing such list. Boeing shall use its reasonable best efforts to cause each person who is identified as an affiliate in the list furnished pursuant to this Section 6.4 to execute a written agreement on or prior to the Effective Time, in substantially the form of Exhibit 6.4(b) hereto.

                Section 6.5. Employee Stock Options, Incentive and Benefit Plans. (a) Simultaneously with the Merger, (i) each outstanding option (and related stock appreciation right ("MDC SAR"), if any) to purchase or acquire a share of MDC Common Stock under employee incentive or benefit plans, programs or arrangements and non-employee director plans presently maintained by MDC ("MDC Option Plans") shall be converted into an option (together with a related stock appreciation right of Boeing, if applicable) to purchase the number of shares of Boeing Common Stock equal to .65 times the number of shares of MDC Common Stock which could have been obtained prior to the Effective Time upon the exercise of each such option, at an exercise price per share equal to the exercise price for each such share of MDC Common Stock subject to an option (and related MDC SAR, if any) under the MDC Option Plans divided by .65, and all references in each such option (and related MDC SAR, if any) to MDC shall be deemed to refer to Boeing, where appropriate, and (ii) Boeing shall assume the obligations of MDC under the MDC Option Plans. The other terms of each such option and MDC SAR, and the plans under which they were issued, shall continue to apply in accordance with their terms, including any provisions providing for acceleration.

                (b) Simultaneously with the Merger, each outstanding award (including restricted stock, stock equivalents and stock units) ("MDC Award") under any employee incentive or benefit plans, programs or arrangements and non-employee director plans presently maintained by MDC which provide for grants of equity-based awards shall be amended or converted into a similar instrument of Boeing, in each case with such adjustments to the terms of such MDC Awards as are appropriate to preserve the value inherent in such MDC Awards with no detrimental effects on the holders thereof. The other terms of each MDC Award, and the plans or agreements under which they were issued, shall continue to apply in accordance with their terms, including any provisions providing for acceleration. With respect to any restricted stock awards as to which the restrictions shall have lapsed on or prior to the Effective Time in accordance with the terms of the applicable plans or award agreements, shares of such previously restricted stock shall be converted in accordance with the provisions of Section 2.1(b).

                (c) Simultaneously with the Merger, Boeing shall assume each Termination Benefit Agreement then in effect and all of MDC's rights and obligations under each such Termination Benefit Agreement.

                (d) MDC and Boeing agree that each of their respective employee incentive or benefit plans, programs and arrangements and non-employee director plans shall be amended, to the extent necessary and appropriate, to reflect the transactions contemplated by this Agreement, including, but not limited to the conversion of shares of MDC Common Stock held or to be awarded or paid pursuant to such benefit plans, programs or arrangements into shares of Boeing Common Stock on a basis consistent with the transactions contemplated by this Agreement. The actions to be taken by MDC and Boeing pursuant to Section 6.5(d) shall include the submission by MDC or Boeing of the amendments to the plans, programs or arrangements referred to herein to their respective stockholders at the MDC Meeting or the Boeing Meeting, respectively, if such submission is determined to be necessary or advisable by counsel to MDC or Boeing after consultation with one another; provided, however, that such approval shall not be a condition to the consummation of the Merger.

                (e) Boeing shall (i) reserve for issuance the number of shares of Boeing Common Stock that will become subject to the benefit plans, programs and arrangements referred to in this Section 6.5 and (ii) issue or cause to be issued the appropriate number of shares of Boeing Common Stock pursuant to such plans, programs and arrangements, upon the exercise or maturation of rights existing thereunder on the Effective Time or thereafter granted or awarded.

                Section 6.6. Filings; Other Action. (a) Subject to the terms and conditions herein provided, MDC and Boeing shall (a) promptly make their respective filings and thereafter make any other required submissions under the

HSR Act, (b) use reasonable efforts to cooperate with one another in (i) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third party, the United States government or any agencies, departments or instrumentalities thereof or other governmental or regulatory bodies or authorities of federal, state, local and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby and (ii) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, and (c) use reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including, without limitation, taking all such further action as reasonably may be necessary to resolve such objections, if any, as the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under relevant antitrust or competition laws with respect to the transactions contemplated hereby and to ensure that it is a "poolable entity" eligible to participate in a transaction to be accounted for under the pooling of interests method of accounting.

                (b) MDC and Boeing shall take all such action as reasonably  may be necessary to obtain the advance agreement of the U.S. Department of Defense ("DOD") to the effect that (i) the transactions contemplated by this Agreement will not trigger any liability to DOD with respect to any surplus assets in a pension plan, (ii) for cost accounting purposes, the pension plans of MDC, Boeing and Boeing North American, Inc. will be a single pension plan and (iii) any subsequent reorganization or restructuring of MDC, Boeing and Boeing North American, Inc. or mergers and other transactions conducted between MDC, Boeing and Boeing North American, Inc. or between any of their pension plans will not trigger a segment closing adjustment under Cost Accounting Standard 413 after the Effective Time unless MDC, Boeing and Boeing North American, Inc.
discontinue doing business with the U.S. government or Boeing curtails the benefits of all the pension plans.

                Section 6.7. Further Assurances. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of MDC and Boeing shall take all such necessary action.

                Section 6.8. Takeover Statute. If any "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of MDC and Boeing and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

                Section 6.9. No Solicitation. From and after the date hereof, MDC will not, and shall use its reasonable best efforts not to permit, any of its officers, directors, employees, attorneys, financial advisors, agents or other representatives or those of any of its Subsidiaries to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing information) any Takeover Proposal from any person, or engage in or continue discussions or negotiations relating thereto; provided, however, that MDC may engage in discussions or negotiations with, and furnish information concerning MDC and its Subsidiaries, businesses, properties or assets to, any third party which makes a Takeover Proposal if the Board of Directors of MDC concludes in good faith after consultation with its outside counsel (who may be its regularly engaged outside counsel) that the failure to take such action would present a reasonable possibility of violating the obligations of such Board to MDC or to MDC's stockholders under applicable law. MDC will promptly (but in no case later than 24 hours) notify Boeing of the receipt of any Takeover Proposal, including the material terms and conditions thereof and the identity of the person or group making such Takeover Proposal, and will promptly (but in no case later than 24 hours) notify Boeing of any determination by MDC's Board of Directors that a Superior Proposal (as hereinafter defined) has been made. As used in this Agreement, (i) "Takeover Proposal" shall mean any proposal or offer, or any expression of interest by any third party relating to MDC's willingness or ability to receive or discuss a proposal or offer, in each case made prior to the stockholder vote at the MDC Meeting, other than a proposal or offer by Boeing or any of its Subsidiaries, for a merger, consolidation or other business combination involving, or any purchase of, all or substantially all of the assets or more than 50% of the voting securities of, MDC, and (ii) "Superior Proposal" shall mean a bona fide Takeover Proposal made by a third party on terms that a majority of the members of the Board of Directors of MDC determines in their good faith reasonable judgment (based on the advice of an independent financial advisor) may be more favorable to MDC and to its stockholders than the transactions contemplated hereby and for which any required financing is committed or which, in the good faith reasonable judgment of a majority of such members (after consultation with any independent financial advisor), is reasonably capable of being financed by such third party.

                Section 6.10. Public Announcements. MDC and Boeing will consult with each other before issuing any press release relating to this Agreement or the transactions contemplated herein and shall not issue any such press release prior to such consultation except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange.

                Section 6.11. Indemnification and Insurance. (a) Boeing and Sub agree that all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers (the "Indemnified Parties") of MDC as provided in its charter or by-laws or in any agreement shall survive the Merger and shall continue in full force and effect in accordance with their terms. For six years from the Effective Time, Boeing shall indemnify the Indemnified Parties to the same extent as such Indemnified Parties are entitled to indemnification pursuant to the preceding sentence.

                (b) For six years from the Effective Time, Boeing shall, maintain in effect MDC's current directors' and officers' liability insurance covering those persons who are currently covered by MDC's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Boeing); provided, however, that in no event shall Boeing be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by MDC for such insurance, and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Boeing shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

                Section 6.12. Accountants' "Comfort" Letters. MDC and Boeing will each use reasonable best efforts to cause to be delivered to each other letters from their respective independent accountants, dated a date within two business days before the date of the Registration Statement, in form reasonably satisfactory to the recipient and customary in scope for comfort letters delivered by independent accountants in connection with registration statements on Form S-4 under the Securities Act.

                Section 6.13. Additional Reports. MDC and Boeing shall each furnish to the other copies of any reports of the type referred to in Sections
4.4 and 5.4 which it files with the SEC on or after the date hereof, and MDC and Boeing, as the case may be, represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of MDC and its consolidated Subsidiaries or Boeing and its consolidated Subsidiaries, as the case may be, as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

                Section 6.14. Co-ordination of Dividends. MDC and Boeing shall coordinate with the other the authorization or declaration of any dividends in respect of MDC Common Stock and Boeing Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of MDC Common Stock or Boeing Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of MDC Common Stock and/or Boeing Common Stock and any shares of Boeing Common Stock any such holder receives in exchange for MDC Common Stock in the Merger.

                                                                      43
                                   ARTICLE VII

                            Conditions to the Merger

                Section 7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:
                (a) The holders of issued and outstanding shares of MDC Common Stock shall have duly approved the Merger, and the holders of issued and outstanding shares of Boeing Common Stock shall have approved the Share Issuance, all in accordance with applicable law and the rules of the NYSE.

                (b) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental body or authority which prohibits the consummation of the Merger substantially on the terms contemplated hereby. In the event any order, decree or injunction shall have been issued, each party shall use its reasonable efforts to remove any such order, decree or injunction.

                (c) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending such effectiveness shall have been issued and remain in effect.

                (d) The shares of Boeing Common Stock issuable in the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance.

                (e) Any applicable waiting period under the HSR Act shall have expired or been terminated and any other MDC Required Approvals and Boeing Required Approvals shall have been obtained, except where the failure to obtain such other MDC Required Approvals and Boeing Required Approvals would not have a Material Adverse Effect on MDC or Boeing, as the case may be.

                (f) At the Effective Time each of MDC and Boeing shall have received a letter of its independent public accountants, in form and substance reasonably satisfactory to it, stating that they concur with management's conclusion that the Merger will qualify as a transaction to be accounted for the parties hereto in accordance with the pooling of interests method of accounting under the requirements of APB No. 16.

                (g) Each of MDC and Boeing shall have received an opinion of its tax counsel, Skadden, Arps, Slate, Meagher & Flom LLP and Cravath, Swaine & Moore, respectively, in form and substance reasonably satisfactory to it, and dated within five days of the date of the Joint Proxy Statement, to the effect that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that none of MDC, its stockholders, Boeing and Sub shall recognize gain or loss for federal income tax purposes as a result of the Merger (other than, with respect to any cash paid in lieu of fractional shares of Boeing Common Stock). In rendering such opinions, Skadden, Arps, Slate, Meagher & Flom LLP and Cravath, Swaine & Moore may rely upon representations of officers of MDC and Boeing and stockholders of MDC substantially in the form of Exhibits 7.1(g)(1), 7.1(g)(2) and 7.1(g)(3).

                Section 7.2. Conditions to Obligations of MDC to Effect the Merger. The obligation of MDC to effect the Merger is further subject to the conditions that (a) the representations and warranties of Boeing contained herein shall be true and correct in all respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty) as of the Effective Time with the same effect as though made as of the Effective Time except (i) for changes specifically permitted by the terms of this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (iii) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Material Adverse Effect on Boeing, (b) Boeing shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time and (c) Boeing shall have delivered to MDC a certificate, dated the Effective Time and signed by its Chairman of the Board and Chief Executive Officer or a Senior Vice President, certifying to both such effects.

                Section 7.3. Conditions to Obligations of Boeing to Effect the Merger. The obligation of Boeing to effect the Merger is further subject to the conditions that (a) the representations and warranties of MDC contained herein shall be true and correct in all respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty) as of the Effective Time with the same effect as though made as of the Effective Time except (i) for changes specifically permitted by the terms of this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (iii) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Material Adverse Effect on MDC, (b) MDC shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time and (c) MDC shall have delivered to Boeing a certificate, dated the Effective Time and signed by its Chairman of the Board, Chief Executive Officer and President or a Senior Vice President, certifying to both such effects.


                                  ARTICLE VIII

                 Termination, Waiver, Amendment and Closing

                Section 8.1. Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the respective stockholders of MDC and Boeing:

                (a)     by the mutual written consent of MDC and Boeing;

                (b) by either MDC or Boeing if the Effective Time shall not have occurred on or before December 31, 1997; provided, that the party seeking to terminate this Agreement pursuant to this clause 8.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before such date;

                 (c) by either MDC or Boeing if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby or
(ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger substantially on the terms contemplated hereby and such order, decree, ruling or injunction shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause 8.1(c)(ii) shall have used its reasonable best efforts to remove such injunction, order or decree;

                (d) by either MDC or Boeing if the approvals of the stockholders of either MDC or Boeing contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or of any adjournment thereof;

                (e) by either Boeing or MDC if the Board of Directors of MDC reasonably determines that a Takeover Proposal constitutes a Superior Proposal; provided, however, that MDC may not terminate this Agreement pursuant to this clause 8.1(e) unless and until five business days have elapsed following delivery to Boeing of a written notice of such determination by the Board of Directors of MDC and during such five business day period MDC (i) informs Boeing of the terms and conditions of the Takeover Proposal and the identity of the Person making the Takeover Proposal and (ii) otherwise fully cooperates with Boeing with respect thereto (subject, in the case of this clause (ii), to the condition that the MDC Board of Directors shall not be required to take any action that it believes, after consultation with outside legal counsel, would present a reasonable possibility of violating its obligations to MDC or MDC's stockholders under applicable law) with the intent of enabling Boeing to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; provided, further, that MDC may not terminate this Agreement pursuant to this clause 8.1(e) unless at the end of such five business day period the Board of Directors of MDC continues reasonably to believe that the Takeover Proposal constitutes a Superior Proposal and simultaneously with such termination MDC pays to Boeing the amount specified under Section 8.2; and provided, further, that this Agreement shall not terminate pursuant to this clause 8.1(e) unless simultaneously with such termination MDC enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal;

                (f) by Boeing if a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of MDC is commenced prior to the MDC Meeting, and the Board of Directors of MDC fails to recommend against acceptance of such tender offer or exchange offer within the time period presented by Rule 14e-2 by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders); or

                (g) by MDC or Boeing if there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach shall not have been cured within 30 days after notice thereof shall have been received by the party alleged to be in breach.

                In the event of termination  of this Agreement  pursuant to this
Section 8.1, this Agreement shall terminate (except for the confidentiality agreement referred to in Section 6.2 and Sections 8.2 and 9.2), and there shall be no other liability on the part of MDC or Boeing to the other except liability arising out of a wilful breach of this Agreement or as provided for in the Confidentiality Agreement.

                Section 8.2. Termination Fee. (a) Notwith-standing any provision in this Agreement to the contrary (but subject to subsection (b) below), if (i) this Agreement is terminated by MDC or Boeing pursuant to Section 8.1(e) or (ii)
(x) prior to the termination of this Agreement, a bona fide Takeover Proposal is commenced, publicly proposed or publicly disclosed and not withdrawn, (y) this Agreement is terminated by MDC pursuant to Section 8.1(b) or by Boeing or MDC pursuant to Section 8.1(d) (but only due to the failure of the MDC stockholders to approve the Merger) and (z) concurrently with or within twelve months after such termination a Takeover Proposal shall have been consummated, then, in each case, MDC shall (without prejudice to any other rights of Boeing against MDC) pay to Boeing a fee (the "Termination Fee") of $200 million in cash, such payment to be made simultaneously with such termination in the case of a termination by MDC pursuant to Section 8.1(e) and promptly, but in no event later than the second business day following a termination by Boeing pursuant to
Section 8.1(e) and, in the case of clause (ii), upon the consummation of such Takeover Proposal.

                (b) Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated by either party hereto for any reason, and if prior to such termination, the Board of Directors of Boeing shall have breached its covenants hereunder by (i) failing to recommend to the Boeing stockholders in the Joint Proxy Statement that they vote in favor of the Share Issuance, (ii) having withdrawn a recommendation to the Boeing stockholders that they vote in favor of the Share Issuance or (iii) having modified any such recommendation that they vote in favor of the Share Issuance, then Boeing shall (without prejudice to any other rights of MDC against Boeing) pay to MDC a fee in cash equal to $200 million, such fee to be paid simultaneously with any termination of this Agreement by Boeing and promptly after any termination of this Agreement by MDC.

                Section 8.3. Amendment or Supplement. At any time before or after approval of the matters presented in connection with the Merger by the respective stockholders of MDC and Boeing and prior to the Effective Time, this Agreement may be amended or supplemented in writing by MDC and Boeing with respect to any of the terms contained in this Agreement, except that following approval by the stockholders of MDC and Boeing there shall be no amendment or change to the provisions hereof with respect to the conversion ratio of shares of MDC Common Stock into shares of Boeing Common Stock as provided herein nor any amendment or change not permitted under applicable law, without further approval by the stockholders of MDC and Boeing.

                Section 8.4. Extension of Time, Waiver, Etc. At any time prior to the Effective Time, MDC and Boeing may:

                (a) extend the time for the performance of any of the obligations or acts of the other party;

                (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

                (c) waive compliance with any of the agreements or conditions of the other party contained herein.

               Notwithstanding the foregoing no failure or delay by MDC or Boeing in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE IX

                                  Miscellaneous

                Section 9.1. No Survival of Representations and Warranties. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for the agreements set forth in Article II and Article III, the agreements of "affiliates" of MDC and Boeing to be delivered pursuant to Section 6.4, the provisions of Sections 6.5, 6.7 and 6.11 and this Article IX.

                Section 9.2. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that (a)(i) the filing fee in connection with any HSR Act filing, (ii) the commissions and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with the sale of Excess Shares and (iii) the expenses incurred in connection with the printing and mailing of the Joint Proxy Statement, shall be shared equally by MDC and Boeing and (b) all transfer taxes shall be paid by MDC.

                Section 9.3. Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

                Section 9.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except that Maryland law shall apply to the Merger, without regard to the principles of conflicts of laws thereof.

                Section 9.5. Notices. All notices and other communications hereunder shall be in writing (including telecopy or similar writing) and shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 9.5 and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section 9.5:

                To MDC:

                          McDonnell Douglas Corporation
   P.O. Box 516
                        St. Louis, Missouri 63166
                        Attention:  F. Mark Kuhlmann, Esq.
                        Telecopy:   (314) 234-3226

                copy to:

                        Skadden, Arps, Slate, Meagher & Flom LLP
                        919 Third Avenue
                        New York, NY 10022
                        Attention:  Franklin M. Gittes, Esq.
               Lou R. Kling, Esq.
               Telecopy:   (212) 735-2000

                To Boeing:

                        The Boeing Company
                          7755 East Marginal Way South
                                Seattle, WA 98108
                      Attention: Theodore J. Collins, Esq.
               Telecopy:   (206) 544-4900

                copy to:

                        Cravath, Swaine & Moore
                        825 Eighth Avenue
                        New York, New York 10019
                        Attention: Allen Finkelson, Esq.
                            Telecopy: (212) 474-3700

                Section 9.6. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

                Section  9.7.  Severability.  Any  term  or  provision  of  this
Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

                Section 9.8. Enforcement of Agreement. The parties hereto agree that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.

                Section 9.9.  Miscellaneous.  This Agreement:

                (a) along with the Confidentiality Agreement and the agreements referred to in Section 6.1(a)(ix) and contained in the disclosure referred to in
Section 6.1(b)(viii) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof; and

                (b) except for the provision of Section 6.11 hereof, is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

                Section 9.10. Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

                Section   9.11.    Subsidiaries;    Significant    Subsidiaries;
Affiliates. References in this Agreement to "Subsidiaries" of MDC or Boeing shall mean any corporation or other form of legal entity of which more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by MDC or Boeing, as the case may be. References in this Agreement to "Significant Subsidiaries" shall mean Subsidiaries (as defined above) which constitute "significant subsidiaries" under Rule 405 promulgated by the SEC under the Securities Act. References in this Agreement (except as specifically otherwise defined) to "affiliates" shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership of other ownership interests, by contract or otherwise. References in the Agreement to "person" shall mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including, without limitation, a governmental body or authority.

                Section 9.12. Finders or Brokers. Except for J.P. Morgan Securities Inc. with respect to MDC, a copy of whose engagement agreement has been or will be provided to Boeing, and CS First Boston Corporation with respect to Boeing, a copy of whose engagement agreement has been or will be provided to MDC, neither MDC nor Boeing nor any of their respective Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

                IN  WITNESS  WHEREOF,   the  parties  hereto  have  caused  this
Agreement to be duly executed and delivered as of the date first above written.


                                        MCDONNELL DOUGLAS CORPORATION


                                        By:       /s/ Harry C. Stonecipher
                                                ---------------------------
                                                Name:  Harry C. Stonecipher
                                                Title:  President and Chief
                                                        Executive Officer


                                        THE BOEING COMPANY


                                        By:       /s/ Philip M. Condit
                                                ---------------------------
                                                Name:  Philip M. Condit
                                                Title:  President and Chief
                                                        Executive Officer


                                        WEST ACQUISITION CORP.


                                        By:     /s/ Philip M. Condit
                                               ----------------------------
                                               Name:    Philip M. Condit
                                               Title:    President

                                             EXHIBIT 6.4(a)


               FORM OF AFFILIATE LETTER FOR AFFILIATES OF MDC



The Boeing Company
7755 East Marginal Way South
Seattle, WA 98108

Attention of  [            ]

Gentlemen:

                I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of McDonnell Douglas Corporation, a Maryland corporation ("MDC"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and/or (ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Merger dated as of December 14, 1996 (the "Merger Agreement") among The Boeing Company, a Delaware corporation ("Boeing"), West Acquisition Corp, a Maryland corporation ("Sub"), and MDC, Sub will be merged with and into MDC, with MDC continuing as the Surviving Corporation (the "Merger"). Capitalized terms used in this letter without definition shall have the meanings assigned to them in the Merger Agreement.

                As a result of the Merger, I may receive shares of common stock, par value $5.00 per share, of Boeing (the "Boeing Shares"). I would receive such Boeing Shares in exchange for shares (or upon exercise of options for shares) owned by me of common stock, par value $1.00 per share of MDC (the "MDC Shares").

                1. I hereby represent, warrant and covenant to Boeing that in the event I receive any Boeing Shares as a result of the Merger:

                        A. I shall not make any sale, transfer or other disposition of the Boeing Shares in violation of the Act or the Rules and Regulations.

                        B. I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Boeing Shares, to the extent I felt necessary, with my counsel or counsel for MDC.

                        C. I have been advised that the issuance of the Boeing Shares to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger is submitted for a vote of the stockholders of MDC, (a) I may be deemed to be an affiliate of MDC and (b) the distribution by me of the Boeing Shares has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Boeing Shares issued to me in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been registered under the Act or (iii) in the opinion of counsel reasonably acceptable to Boeing, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

                        D. I understand that except as provided for in the Merger Agreement, Boeing is under no obligation to register the sale, transfer or other disposition of the Boeing Shares by me or on my behalf under the Act or, except as provided in paragraph 2(A) below, to take any other action necessary in order to make compliance with an exemption from such registration available.

                        E. I also understand that there will be placed on the certificates for the Boeing Shares issued to me, or any substitutions therefor, a legend stating in substance:

                        "THE SHARES  REPRESENTED BY THIS CERTIFICATE WERE ISSUED
                IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED [ ], 1997 BETWEEN THE REGISTERED HOLDER HEREOF AND BOEING, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF BOEING."

                        F.      I also understand that unless a sale or
transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Boeing reserves the right to put the following legend on the certificates issued to my transferee:

                        "THE SHARES  REPRESENTED  BY THIS  CERTIFICATE  HAVE NOT
                BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

                        G. I further represent to, and covenant with, Boeing that I will not, during the 30 days prior to the Effective Time (as defined in the Merger Agreement), sell, transfer or otherwise dispose of or reduce my risk (as contemplated by the SEC Accounting Series Release No. 135) with respect to MDC Shares or shares of the capital stock of Boeing that I may hold and, furthermore, that I will not sell, transfer or otherwise dispose of or reduce my risk (as contemplated by SEC Accounting Series Release No. 135) with respect to the Boeing Shares received by me in the Merger or any other shares of the capital stock of Boeing until after such time as results covering at least 30 days of combined operations of MDC and Boeing have been published by Boeing, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K 10-Q or 8-K, or any other public filing or announcement which includes the combined results of operations (the period commencing 30 days prior to the Effective Time and ending on the date of the publication of the post-Merger financial results is referred to herein as the "Pooling Period"). Boeing shall notify the "affiliates" of the publications of such results. Notwithstanding the foregoing, I understand that during the aforementioned period, subject to providing written notice to Boeing, I will not be prohibited from selling up to 10% of the Boeing

Shares (the "10% Shares") received by me or MDC Shares owned by me or making charitable contributions or bona fide gifts of the Boeing Shares received by me or MDC Shares owned by me, subject to the same restrictions. The 10% Shares shall be calculated in accordance with SEC Accounting Series Release 135 as amended by Staff Accounting Bulletin No. 76. I covenant with Boeing that I will not sell, transfer or otherwise dispose of any 10% Shares during the period commencing from the Effective Time and ending on the last day of the Pooling Period except in compliance with Rule 145(d)(i) under the Securities Act or pursuant to charitable contributions or bona fide gifts. H. Execution of this letter should not be considered an admission on my part that I am an "affiliate" of MDC as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                        2. By Boeing's acceptance of this letter, Boeing hereby agrees with me as follows:

                        A. For so long as and to the extent necessary to permit me to sell the Boeing Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, Boeing shall (a) use its reasonable best efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and (ii) furnish to me upon request a written statement as to whether Boeing has complied with such reporting requirements during the 12 months preceding any proposed sale of the Boeing Shares by me under Rule 145, and (b) otherwise use its reasonable efforts to permit such sales pursuant to Rule 145 and Rule 144. Boeing has filed all reports required to be filed with the Commission under Section 13 of the 1934 Act during the preceding 12 months.

                        B. It is understood and agreed that certificates with the legends set forth in paragraphs E and F above will be substituted by delivery of certificates without such legend if (i) two years shall have elapsed from the date the undersigned acquired the Boeing Shares received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) three years shall have elapsed from the date the undersigned acquired the Boeing Shares received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) Boeing has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Boeing, or a "no-action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 144 and Rule 145 under the Act no longer apply to the undersigned.


                                                Very truly yours,

                                                -----------------
                                                Name:





        Agreed and accepted this day
        of [       ], 1997, by
        THE BOEING COMPANY,
        By:_________________________
           Name:
           Title:

                                             EXHIBIT 6.4(b)


                 FORM OF AFFILIATE LETTER FOR AFFILIATES OF BOEING



McDonnell Douglas Corporation
P.O. Box 516
St. Louis, MO 63166

Attention of [         ]

Gentlemen:

                I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of The Boeing Company, a Delaware corporation ("Boeing"), as the term "affiliate" is defined for purposes of Accounting Series Releases 130 and 135, as amended, of the Securities and Exchange Commission (the "Commission"). Pursuant to the terms of the Agreement and Plan of Merger dated as of December 14, 1996 (the "Merger Agreement") among Boeing, West Acquisition Corp., a Maryland corporation ("Sub"), and McDonnell Douglas Corporation, a Maryland corporation ("MDC"), Sub will be merged with and into MDC, with MDC continuing as the Surviving Corporation (the "Merger").

                I represent to, and covenant with, MDC that I will not, during the 30 days prior to the Effective Time (as defined in the Merger Agreement) until after such time as results covering at least 30 days of combined operations of MDC and Boeing have been published by Boeing, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes the combined results of operations, sell, transfer or otherwise dispose of or reduce my risk (as contemplated by the SEC Accounting Series Release No. 135) with respect to any shares of the capital stock of Boeing ("Boeing Stock") or MDC that I may hold. I understand that Boeing shall notify the "affiliates" of the publication of such results. Notwithstanding the foregoing, I understand that subject to providing written notice to Boeing and subject to SEC Accounting Series Release No. 135 as amended by Staff Accounting Bulletin No. 76, during the aforementioned period I will not be prohibited from selling up to 10% of the Boeing Stock that I hold or from making charitable contributions or bona fide gifts of the Boeing Stock that I hold, subject to the same restrictions.

                Execution of this letter should not be considered an admission on my part that I am an "affiliate" of Boeing as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.


                                                Very truly yours,

                                                 -------------------------
                                                 Name:



        Accepted this    day of
        [      ], 1997 by

        MCDONNELL DOUGLAS CORPORATION,


        By:  _________________________
             Name:
             Title:

                                                       EXHIBIT 7.1(g)(1)


                                 [Letterhead of]

                          McDONNELL DOUGLAS CORPORATION






                                                                       ___, 1997




Skadden, Arps, Slate, Meagher & Flom LLP
919 Third Avenue
New York, New York 10022

Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019


Dear Sirs:

                In connection with the opinion to be delivered by you pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated as of
December 14, 1996, by and among The Boeing Company, a Delaware corporation ("Parent"), McDonnell Douglas Corporation, a Maryland corporation (the "Company"), and West Acquisition Corp., a Maryland corporation and a wholly owned subsidiary of Parent ("Sub"), the undersigned certifies to the best of its knowledge and belief, after due inquiry and investigation, as follows (any capitalized term used but not defined herein shall have the meaning given to such term in the Merger Agreement):

                1. The facts relating to the contemplated merger (the "Merger") of Sub with and into the Company pursuant to the Merger Agreement, as described in the Merger Agreement, the documents described in Section 9.9(a) of the Merger Agreement and the joint proxy statement/prospectus prepared by Parent and the Company, are, insofar as such facts pertain to the Company, true, correct and complete in all material respects.

                2. Neither the Company nor any of its subsidiaries has acquired any shares of Company Common Stock in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part. For purposes of this representation, Company Common Stock acquired in the ordinary course of business in connection with employee incentive and benefit plans, programs or arrangements in existence on the date hereof shall not be treated as an acquisition in contemplation of the Merger or otherwise as part of a plan of which the Merger is a part.

                3. There is no present plan or intention on the part of the stockholders of the Company that own 5% or more of the common stock of the Company ("Company Common Stock") (including [ ]), and the Company knows of no present plan or intention on the part of the remaining holders of Company Common Stock, to sell, exchange or otherwise dispose of, reduce the risk of loss (by short sale or otherwise) of the holding of, enter into any contract or other arrangement with respect to, the sale, exchange or other disposition of (each of the foregoing, a "disposition"), any interest in the shares of Parent Common Stock received in the Merger in exchange for such Company Common Stock that would reduce the ownership of Parent Common Stock by former holders of Company Common Stock to a number of shares having a value, as of immediately prior to the Merger, of less than 50% of the value of all of the outstanding shares of Company Common Stock as of such date. For purposes of this representation, any "disposition" (as defined above) of Parent Common Stock will be treated as a reduction in ownership thereof. In addition, for purposes of this representation, shares of Company Common Stock exchanged by holders of Company Common Stock for cash in lieu of fractional shares of Parent Common Stock will be treated as outstanding Company Common Stock immediately prior to the Merger. Moreover, for purposes of this representation, shares of Company Common Stock and shares of Parent Common Stock received in the Merger and sold, redeemed or disposed of prior to or subsequent to the Merger, in contemplation thereof or as part of a plan therewith, will be considered in making this representation.

                4. The Company and the stockholders of the Company will each pay their respective expenses, if any, incurred in connection with the Merger, except in the case of transfer taxes for which such stockholders are liable, which shall be paid by the Company.

                5. Following the Merger, the Company will hold at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets the Company held immediately prior to the Merger. For purposes of this representation, Company assets used to pay its reorganization expenses and all redemptions and distributions (except for regular, normal dividends) made by the Company immediately preceding, or in contemplation of, the Merger will be included as assets of the Company prior to the Merger.

                6. Except as provided in [list plans], immediately prior to the time of the Merger, the Company will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock of the Company ("Company Stock").

                7. In the Merger, shares of Company Stock representing at least 80% of the total combined voting power of all classes of Company Stock outstanding on the date of the Merger, and at least 80% of the total number of each other class of Company Stock outstanding on the date of the Merger will be exchanged solely for Parent Common Stock. For purposes of this representation, shares of Company Stock exchanged for cash or other property originating with Parent will be treated as outstanding stock of the Company on the date of the Merger.

                 8. The  Company  is not an  investment  company  as  defined in
Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code of 1986, as amended (the "Code").

                9. The Company will not take, and the Company is not aware of any plan or intention of Company stockholders to take, any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local income or franchise tax law.

                10. None of the compensation received by any stockholder-employee of the Company in respect of periods at or prior to the Effective Time represents separate consideration for, or is allocable to, any of their Company Common Stock. None of the Parent Common Stock that will be received by Company stockholder-employees in the Merger represents separately bargained for consideration which is allocable to any employment agreement or arrangement. The compensation paid to any shareholder-employees will be for services actually rendered and will be determined by bargaining at arm's-length.

                11. There is no intercorporate indebtedness existing between Parent and the Company or between Sub and the Company that was issued or acquired, or will be settled, at a discount.

                12. The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                13. The Merger Agreement and the documents described in Section 9.9(a) of the Merger Agreement represent the entire understanding of the Company, Parent and Sub with respect to the Merger.

                14. The Company Common Stock will be surrendered pursuant to the Merger in an arms-length exchange, and the Parent Common Stock received in exchange therefor represents the sole bargained-for consideration therefor.


                                                MCDONNELL DOUGLAS CORPORATION



                                                By: __________________________

                                                  EXHIBIT 7.1(g)(2)


                                 [Letterhead of]

                               THE BOEING COMPANY






                                                                      ___, 1997


Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019

Skadden, Arps, Slate, Meagher & Flom LLP
919 Third Avenue
New York, New York 10022


Dear Sirs:

                In connection with the opinion to be delivered by you pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated as of
December 14, 1996, by and among The Boeing Company, a Delaware corporation ("Parent"), McDonnell Douglas Corporation, a Maryland corporation (the "Company"), and West Acquisition Corp., a Maryland corporation and a wholly owned subsidiary of Parent ("Sub"), I certify that to the best of my knowledge and belief, after due inquiry and investigation, as follows (any capitalized term used but not defined herein shall have the meaning given to such term in the Merger Agreement):

                1. The facts relating to the contemplated merger (the "Merger") of Sub with and into the Company pursuant to the Merger Agreement, as described in the Merger Agreement, the documents described in Section 9.9(a) of the Merger Agreement and the joint proxy statement/prospectus prepared by Parent and the Company, are, insofar as such facts pertain to Parent and Sub, true, correct and complete in all material respects.

                2. Except in the Merger, neither Parent nor Sub (nor any other subsidiary of Parent) has acquired or prior to the Merger will acquire, or has owned in the past five years, [any] shares of common stock of the Company ("Company Common Stock").

                3. Cash payments to be made to stockholders of the Company in lieu of fractional shares of common stock of Parent ("Parent Common Stock") that would otherwise be issued to such stockholders in the Merger will be made for the purpose of saving Parent the expense and inconvenience of issuing and transferring fractional shares of Parent Common Stock, and do not represent separately bargained for consideration.

                4. Prior to the Merger, Parent will own all the capital stock of Sub. Parent has no plan or intention to cause the Company to issue additional shares of its stock that would result in Parent owning less than all the capital stock of the Company after the Merger.

                5. Parent has no plan or intention, following the Merger, to reacquire any of the Parent Common Stock issued in the Merger, other than through a stock purchase program meeting the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30.

                6. Parent has no plan or intention, following the Merger, to liquidate the Company, to merge the Company with and into another corporation, to sell or otherwise dispose of any of the stock of the Company, or to cause the Company to sell or otherwise dispose of any of the assets held by the Company at the time of the Merger, except for dispositions of such assets in the ordinary course of business; provided, however, that Parent may transfer assets or stock of the Company in a manner that is consistent with Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

                7. Parent and Sub will each pay their respective expenses, if any, incurred in connection with the Merger.

                8. Following the Merger, Parent intends to cause the Company to continue its historic business or use a significant portion of its historic business assets in a business.

                9. Neither Parent nor Sub is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

                10. Neither Parent nor Sub will take any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local income or franchise tax law.

                11. None of the compensation received by any stockholder-employee of the Company in respect of periods after the Effective Time represents separate consideration for, or is allocable to, any of their Company Common Stock. None of the Parent Common Stock that will be received by Company stockholder-employees in the Merger represents separately bargained for consideration which is allocable to any employment agreement or arrangement. The compensation paid to any shareholder-employees will be for services actually rendered and will be determined by bargaining at arm's-length.

                12.  No stock of Sub will be issued in the Merger.

                13. There is no intercorporate indebtedness existing between Parent and the Company or between Sub and the Company that was issued or acquired, or will be settled, at a discount.

                14. The Merger Agreement and the documents described in Section 9.9(a) of the Merger Agreement represent the entire understanding of the Company, Parent and Sub with respect to the Merger.

                15. Sub is a corporation newly formed for the purpose of participating in the Merger and at no time prior to the Merger has had assets (other than nominal assets contributed upon the formation of Sub, which assets will be held by the Company following the Merger) or business operations. Sub will have no liabilities assumed by the Company, and will not transfer to the Company any assets subject to liabilities in the Merger.

                16. The Company Common Stock will be surrendered pursuant to the Merger in an arms-length exchange, and the Parent Common Stock received in exchange therefor represents the sole bargained-for consideration therefor.



                                                The Boeing Company,


                                                By:  ___________________________

                                                       EXHIBIT 7.1(g)(3)

                                 [Letterhead of]

                 [McDONNELL DOUGLAS CORPORATION STOCKHOLDER]


                                                                       ___, 1997



Skadden, Arps, Slate, Meagher & Flom LLP
919 Third Avenue
New York, New York 10022

Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019


Dear Sirs:

                In connection with the opinion to be delivered by you pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated as of
December 14, 1996, by and among The Boeing Company, a Delaware corporation ("Parent"), McDonnell Douglas Corporation, a Maryland corporation (the "Company"), and West Acquisition Corp., a Maryland corporation and a wholly owned subsidiary of Parent ("Sub"), the undersigned certifies (to the best of its knowledge and belief, where indicated), after due inquiry and investigation, as follows (any capitalized term used but not defined herein shall have the meaning given to such term in the Merger Agreement):

                1. The undersigned has no present plan or intention to sell, exchange or otherwise dispose of, reduce the risk of loss (by short sale or otherwise) of the holding of, enter into any contract or other arrangement with respect to, the sale, exchange or other disposition of (each of the foregoing, a "disposition"), any interest in the shares of Parent common stock received in the merger contemplated by the Merger Agreement (the "Merger"). For purposes of this representation, shares of Company common stock and shares of Parent common stock received in the Merger and sold, redeemed or disposed of prior to or subsequent to the Merger, in contemplation thereof or as part of a plan therewith, will be considered in making this representation.

                2. The undersigned will not take any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local income or franchise tax law.


                                                [McDONNELL DOUGLAS CORPORATION
                                                 STOCKHOLDER]

                                                 ------------------------------